UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2021

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 CommScope Place, SE

Hickory, North Carolina 28602

(Address of principal executive offices)

Registrant’s telephone number, including area code: (828) 324-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	COMM	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2021, the Board of Directors (the “Board”) of CommScope Holding Company, Inc. (the “Company”) increased the size of the Company’s Board from twelve to thirteen members and appointed Derrick A. Roman to fill the resulting vacancy on the Board, each effective as of March 1, 2021.  The Board also made an affirmative determination that Mr. Roman qualifies as “independent” pursuant to the applicable independence requirements of the NASDAQ Stock Market (“NASDAQ”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is free from any material relationship with the Company and its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company and its subsidiaries) that would interfere with the exercise of his independent judgment as a member of the Board.  Mr. Roman will serve as a Class III director and, in accordance with the terms of the Company’s corporate governance guidelines, will stand for re-election at the 2021 annual meeting of stockholders.

The Board also appointed Mr. Roman to serve as a member of the Audit Committee of the Board, effective March 1, 2021.  The Board has determined that Mr. Roman meets the enhanced independence requirements for service on the Audit Committee under the applicable laws, rules and regulations, including the Exchange Act, of the Securities and Exchange Commission (“SEC”) and NASDAQ. The Board has also determined that Mr. Roman is qualified to serve as an “audit committee financial expert,” in accordance with the Exchange Act and the rules promulgated thereunder, has experience which results in his being financially sophisticated under NASDAQ Equity Rule 5605(c)(2)(A) and is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement.

Mr. Roman, age 57, served as an audit, consulting and senior client relationship partner for the international accounting and consulting firm PricewaterhouseCoopers LLP (“PwC”) from 1997 until his retirement in 2020.  His industry experience included the manufacturing, industrial products, and energy sectors. As an external audit partner/practitioner, Mr. Roman led independent financial statement audits of publicly traded and privately held enterprises.  He has extensive experience in financial accounting, SEC reporting, internal controls, mergers and acquisitions, debt and equity offerings, initial public and secondary offerings, asset-backed financings, and the implementation of accounting and auditing standards.  As an advisory partner, Mr. Roman focused on evaluating and improving internal controls, enterprise risk management, internal auditing, and compliance programs for a diverse group of publicly traded companies.  Mr. Roman led his PwC teams and clients through digital transformation, automation, and shared delivery center initiatives.  He also held several significant governance, line of business, diversity and inclusion and corporate responsibility leadership roles at PwC. His governance experience includes serving on PwC’s CEO Nominating Committee and its Foundation board.  Mr. Roman is a Certified Public Accountant (CPA) in Michigan and a member of the American Institute of Certified Public Accountants, the Institute of Internal Auditors and the National Association of Black Accountants, Inc., where he is a member of its Corporate Advisory Board.

The Board has concluded that Mr. Roman should serve as a director because he has more than 30 years of extensive financial and accounting experience.  In addition, Mr. Roman brings a wealth of diversity and inclusion and corporate responsibility expertise to the Board, which is particularly valuable to his service on the Board.

Mr. Roman will participate in the Company’s Non-Employee Director Compensation Plan, including a pro-rated annual cash and equity retainer based on the date he joins the Board, as described in the Company’s definitive proxy statement filed with the SEC on March 24, 2020 (the “2020 Proxy”). Mr. Roman will also enter into the Company’s standard indemnification agreement, as described in the 2020 Proxy and filed as Exhibit 10.22 of Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-190354), filed with the SEC on September 12, 2013.  The foregoing descriptions are incorporated herein by reference.

There are no family relationships between Mr. Roman and any officer or other director of the Company or any related party transactions involving Mr. Roman. There is no arrangement or understanding between Mr. Roman and any other person pursuant to which he was selected as a director.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CommScope Holding Company, Inc.
Date: February 16, 2021
	By:	/s/ Frank B. Wyatt, II
	Name:	Frank B. Wyatt, II
	Title:	Senior Vice President, General Counsel and Secretary